UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
          Pursuant to Section 13 or 15(d) of the Securities Act of 1934

       Date of Report (Date of earliest event reported): November 19, 2002

                           BLUE MOON INVESTMENTS INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                            (State of Incorporation)

                                    000-29021
                            (Commission File Number)

                                   98-0210152
                     (I.R.S. Employer Identification Number)

                                    Suite 810
                               1708 Dolphin Avenue
                            Kelowna, British Columbia
                                     V1Y 9S4
          (Address of principal executive offices, including zip code)

                                  (250)868-8177
              (Registrant's telephone Number, including area code)


                    INFORMATION TO BE INCLUDED IN THE REPORT

Items 2, 3, 4, 6, 7 and 8 are not applicable and are omitted from this report.


Item 1 - Changes in Control of Registrant
-----------------------------------------

On May 3, 2002, Mr. Devinder Randhawa and Mr. Robert Hemmerling, the former controlling shareholders of our company, transferred 152,000 common shares to each of Mr. David Ward of Langley, British Columbia and Mr. Ron Schlitt of
Kelowna, British Columbia. The 304,000 shares which were collectively transferred represent 60.8% of our issued common shares. These two transfers of our common shares would, together, constitute a change in voting control of our company.

The 152,000 common shares transferred to each of David Ward and Ron Schlitt were separate transactions and each was done for nominal consideration of $1.00. There is no written or oral agreement between Mr. Schlitt and Mr. Ward to act in concert or to collectively vote their shares on matters requiring the approval of our shareholders.

Mr. Schlitt and Mr. Ward received their shares of our company from Mr. Randhawa and Mr. Hemmerling for nominal consideration to encourage Mr. Ward and Mr. Schlitt to take on the responsibility of completing our company's offering under Rule 419. Messrs. Hemmerling and Randhawa have developed other business opportunities which require the majority of their available working time. Unable to dedicate the time required to our company to successfully complete and market our offering under Rule 419, Messrs. Randhawa and Hemmerling determined it would be in the best interests of our company and its other shareholders to pass on operating and voting control to Mr. Ward and Mr. Schlitt.

Item 5 - Other Events

On May 3, 2002, Mr. David Ward and Mr. Ron Schlitt were appointed directors of our company replacing Mr. Devinder Randhawa and Mr. Robert Hemmerling. Messrs. Randhawa and Hemmerling did not resign as a result of any disagreement with our company. Messrs. Ward and Schlitt assumed operational control of our company as directors and executive officers on May 3, 2002 in conjunction with their assumption of voting control which is described in detail in Item 1 of this Form 8K.


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 19, 2002           Blue Moon Investments Inc.


                                     Per:     /s/David Ward
                                              ----------------------------------
                                              David Ward, President and Director